UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2018

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01            Entry into a Material Definitive Agreement.

On February 12, 2018, Cerecor Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Avadel US Holdings, Inc. (“Avadel”), Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., Avadel Therapeutics, LLC and Avadel Pharmaceuticals PLC (collectively, the “Sellers”) to purchase and acquire all rights in the Sellers’ pediatric products.  The Company will pay a nominal cash payment for the acquired assets, and assume certain of Avadel’s financial obligations to Deerfield CSF, LLC, which include a $15 million loan due in January 2021 and certain royalty obligations through February 2026. The transaction is expected to close in February 2018.

The Purchase Agreement includes customary representations, warranties and covenants of the Company and the Sellers, including provisions that require the Company to indemnify the Sellers for losses resulting from any breach by the Company of its representations, warranties or covenants in the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending on March 31, 2018.

In connection with entering into the Purchase Agreement, at closing the Company will enter into a licensing and development agreement with Flamel Ireland Limited (“Avadel Ireland”), a subsidiary of Avadel (the “Development Agreement”), under which Avadel Ireland will develop and provide the Company with four stable product formulations utilizing its proprietary LiquiTime® and Micropump® technology. The Company will reimburse Avadel Ireland for any costs associated with the development of these products in excess of $1.0 million in the aggregate. Upon transfer of the product formulations, the Company will assume all remaining development and regulatory costs. Once approved and marketed, the Company will pay Avadel Ireland royalties on net sales of such products.

The Development Agreement will include customary representations, warranties and covenants of the Company and Avadel Ireland, including provisions that require the Company to indemnify Avadel Ireland for losses resulting from any breach by the Company of the Development Agreement.

The foregoing description of the Development Agreement is qualified in its entirety by reference to the complete text of the Development Agreement, a copy of which will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending on March 31, 2018.

The Purchase Agreement and the Development Agreement contain representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Purchase Agreement and the Development Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement or the Development Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01.                                        Regulation FD Disclosure.

On February 12, 2018, the Company issued press releases announcing entering into the Purchase Agreement described above in Item 1.01. A copy of the press release is furnished herewith as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press release, dated February 12, 2018, entitled “Cerecor to Acquire Avadel Pharmaceuticals’ Pediatric Assets.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: February 12, 2018	/s/ Mariam Morris
Mariam Morris
Chief Financial Officer